UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 1, 2007
Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (585) 343-2216
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 1, 2007, the Compensation Committee of the Board of Directors of Graham Corporation (the “Company”) renewed for its fiscal year ending March 31, 2008 the Graham Annual Executive Cash Bonus Program (the “Cash Bonus Program”). The objective of the Cash Bonus Program is to compensate the Company’s senior executive officers for above-average performance through an annual cash bonus related both to Company and individual performance, with 70% of such bonus based on the attainment by the Company of a Net Income objective, 20% based on the attainment by the Company of an Average Working Capital objective and 10% based on the attainment by the senior executive officer of personal objectives. Target bonus levels at 100% attainment of both Company and personal objectives are 50% of base salary for the Company’s President and Chief Operating Officer and 35% of base salary for the Company’s other senior executive officers. Each participant in the Cash Bonus Program may receive anywhere from 0% to 150% of his target bonus level for the Net Income and Average Working Capital portions of the eligible bonus amount, depending on the attainment of objectives. A copy of the Cash Bonus Program was filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K dated March 27, 2006 and is incorporated herein by reference.
Item 8.01. Other Events.
     On March 1, 2007, Graham Corporation (“the Company”) issued a press release announcing the payment of a cash dividend. The Company’s press release is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 1, 2007 of Graham Corporation regarding the payment of a cash dividend.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: March 1, 2007	By:	/s/ J. Ronald Hansen

J. Ronald Hansen Vice President — Finance & Administration and Chief Financial Officer